CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial highlights” in the Prospectuses and “Complete and partial portfolio holdings - arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Statements of Additional Information, each dated August 29, 2022, and each included in this Post-Effective Amendment No. 70 to the Registration Statement (Form N-1A No. 811-08767) of UBS Series Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated June 28, 2022, with respect to the financial statements and financial highlights of UBS Select Prime Institutional Fund, UBS Select Government Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select ESG Prime Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Treasury Preferred Fund, UBS Select ESG Prime Preferred Fund, UBS Select Prime Investor Fund, UBS Select Government Investor Fund, UBS Select Treasury Investor Fund, UBS Select ESG Prime Investor Fund, UBS Prime Reserves Fund, UBS Tax-Free Reserves Fund, UBS Prime Preferred Fund, UBS Tax-Free Preferred Fund, UBS Prime Investor Fund, UBS Tax-Free Investor Fund, UBS RMA Government Money Market Fund, UBS Liquid Assets Government Fund and UBS Ultra Short Income Fund (twenty one of the funds constituting UBS Series Funds) included in the Annual Report to Shareholders (Form N-CSR)for the year ended April 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission. \

New York, New York

August 29, 2022